UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

BRANDYWINE OPERATING PARTNERSHIP, L.P.

(Exact name of issuer as specified in charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2006, we appointed Howard M. Sipzner, age 45, as our Executive Vice President and Chief Financial Officer. Mr. Sipzner will assume his position and employment with us on or before January 29, 2007.

Mr. Sipzner joins us from Equity One, Inc., a real estate investment trust, in North Miami Beach, Florida, where he has served as Executive Vice President and Chief Financial Officer since 2004 and as Chief Financial Officer and Treasurer from 1999 to 2004. Mr. Sipzner received a B.A. from Queens College, City University of New York, and an M.B.A. from the Harvard Business School.

We have entered into an employment agreement and change in control agreement with Mr. Sipzner and have attached a copy of the employment agreement and change in control agreement as Exhibits 10.1 and 10.2, respectively.

The employment agreement has an initial three-year term and provides for (1) an initial annual base salary of $385,000, (2) an annual cash bonus of between 80% and 110% of the annual base salary, (3) an annual award of restricted or performance shares or options with a grant date fair market value equal to between 80% and 110% of the annual base salary, (4) an award of 18,010 performance shares that vest ratably over five years, (5) an award under our 2006 Long-Term Outperformance Compensation Program with an award percentage equal to 4.5%, (6) a $250,000 transition signing bonus, (7) an $8,400 annual automobile allowance and (8) participation in our deferred compensation plan. Vesting of the restricted performance shares or units is not subject to performance-based conditions and Mr. Sipzner will be entitled to receive distributions on the shares or units from the award date.

The change in control agreement provides for a severance payment to Mr. Sipzner in the event that within two years following a change in control his employment is terminated other than for cause or he resigns for good reason. The amount of the severance would be 2.25 times the sum of Mr. Sipzner’s annual base salary and the fair market value of his annual and long term bonuses for the calendar year preceding the year in which the change in control occurs. The change in control agreement also provides for a comparable payment in the event that Mr. Sipzner dies or becomes disabled while employed with us, whether or not we have undergone a change in control.

We have summarized our 2006 Long-Term Outperformance Compensation Program in a Form 8-K that we filed with the SEC on September 1, 2006. This Form 8-K also includes a copy of the 2006 Long-Term Outperformance Compensation Program.

Item 9.01. Financial Statements and Exhibits.
10.1	Employment Agreement
10.2	Change of Control Agreement
10.3	Performance Share Award
10.4	OPP Form of Award Letter

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE OPERATING PARTNERSHIP, L.P., BY
BRANDYWINE REALTY TRUST, GENERAL PARTNER

Date: December 12, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
President and Chief Executive Office